UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-15360

Oregon	93-1099680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20245 SW 95th Avenue Tualatin, Oregon	97062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 692-8001

Former name or former address if changed since last report:

No Change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective September 15, 2008, Bioject Medical Technologies Inc. (“Bioject”) entered into a Waiver and Amendment to Loan and Security Agreement (the “Amendment”) with Partners for Growth, L.P. (“PFG”) related to its $1.25 million principal amount outstanding pursuant to the March 29, 2006 Term Loan and Security Agreement (the “Loan Agreement”). As of September 15, 2008, $1.25 million remained outstanding pursuant to the Loan Agreement and Bioject was out of compliance with certain financial covenants included in the Loan Agreement.

For the Amendment to be effective, Bioject must satisfy certain conditions, including, but not limited to, the following:

•	Make a principal payment of $137,500 on September 15, 2008;

•	Make a principal payment of $137,500 on October 1, 2008; and

•	Make principal payments of $55,000 per month, at PFG’s option, beginning October 1, 2008.

Assuming satisfaction by Bioject of the conditions of the Amendment, PFG agreed to waive the non-compliance with the financial covenants up through and including September 15, 2008 and not to exercise remedies under the Loan Agreement as a result thereof.

In addition, a minimum liquidity ratio was added to the Loan Agreement and the interest rate was changed from the Prime Rate to the Prime Rate plus 3% per annum.

Any unpaid principal and accrued interest on the original due date of the Loan Agreement in March 2011, will be due and payable in full at that time.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

(a) See Item 1.01 Entry into a Material Definitive Agreement above for disclosures required pursuant to this Item 2.04.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed herewith and this list is intended to constitute the exhibit index:

10.1	Waiver and Amendment to Loan and Security Agreement between Bioject Medical Technologies Inc. and Partners for Growth, L.P. dated September 15, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2008	BIOJECT MEDICAL TECHNOLOGIES INC.
(Registrant)

/s/ CHRISTINE M. FARRELL
Christine M. Farrell
Vice President of Finance
(Principal Financial and Accounting Officer)

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